Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06830 Tel: 203-622-3131 Fax: 203-622-6080 unitedrentals.com

UNITED RENTALS ANNOUNCES COMMENCEMENT

OF CONSENT SOLICITATIONS

GREENWICH, Conn. – August 22, 2005 – United Rentals, Inc. (NYSE: URI) today announced that it is soliciting consents for amendments to the indentures governing its bonds and QUIPs securities which would allow the company additional time to make certain SEC filings. As previously announced, the company has delayed filing its Form 10-K for 2004 and Form 10-Qs for subsequent 2005 quarters.

The consents are being solicited from the holders of the following securities:

•	6 1/2% Senior Notes due 2012
•	7 3/4% Senior Subordinated Notes due 2013
•	7% Senior Subordinated Notes due 2014
•	1 7/8% Convertible Senior Subordinated Notes due 2023
•	6 1/2% Convertible Quarterly Income Preferred Securities (QUIPs)

The indentures for the securities require the company to timely file required annual and other periodic reports with the SEC. The proposed amendments would, among other things, allow the company up until March 31, 2006 to regain compliance with this requirement and waive any violation of this requirement that has previously occurred.

The company is offering a consent fee of $2.50 for each $1,000 in principal amount of notes and $0.125 for each $50 of liquidation preference of QUIPs as to which the holder provides a consent. In addition, if the company does not file its 2004 Form 10-K by December 31, 2005, the company will pay an additional $2.50 for each $1,000 in principal amount of notes and $0.125 for each $50 of liquidation preference of QUIPs.

Approval of the proposed amendments and related waiver with respect to each series of securities requires the consent of holders of the majority of principal amount or liquidation preference, as applicable, of the outstanding securities of such series.

The consent solicitations will expire at 5:00 p.m., New York City time, on September 7, 2005, unless extended. Holders may tender their consents to the Information Agent as described below at any time before the expiration date. However, after consents are received from the requisite majority of holders of any series of securities, the company will execute a supplemental indenture and thereafter the consents related to that series may not be revoked unless the company fails to pay the required consent fee.

The company has retained Credit Suisse First Boston to serve as Solicitation Agent for the solicitation, and MacKenzie Partners to serve as the Information Agent. Copies of the consent solicitation statements, consent form and related documents may be obtained at no charge by contacting the Information Agent by telephone at (800) 322-2885 (toll free) or (212) 929-5500 (call collect), or in writing at 105 Madison Avenue, New York, New York 10016. Questions

regarding the solicitation may be directed to: Credit Suisse First Boston, Eleven Madison Avenue, New York, New York, 10010, U.S. Toll Free: (800) 820-1653, Call Collect: (212) 325-7596, Attn: Liability Management Group.

The solicitations present certain risks for holders who consent, as set forth more fully in the consent solicitation statements. These documents contain important information, and holders should read them carefully before making any decision.

Additional information is included in the Form 8-K filed today.

This announcement is not a solicitation of consents with respect to any securities. The solicitations are being made solely by the consent solicitation statements. In any jurisdiction where the laws require solicitations to be made by a licensed broker or dealer, the solicitations will be deemed to be made on behalf of United Rentals by the Solicitation Agent, or one or more registered broker dealers under the laws of such jurisdiction.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of more than 730 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s 13,200 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of $3.9 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

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Contact:

Alfred P. Colangelo

VP, Finance

United Rentals, Inc.

(203) 618-7141

acolangelo@ur.com

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